Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes Reports First Quarter Fiscal 2009 Results
ATLANTA, February 9, 2009 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter ended December 31, 2008. The Company previously provided preliminary first fiscal quarter home closings and new home orders and its cash and cash equivalents as of December 31, 2008. Summary results of the quarter are as follows:
Quarter Ended December 31, 2008
•	Reported net loss from continuing operations of $(80.1) million, or $(2.08) per share, including non-cash pre-tax charges of $30.1 million, consisting of inventory impairments and abandonment of land option contracts of $12.7 million, goodwill impairments of $16.1 million and impairments in joint ventures of $1.3 million. For the first quarter of the prior fiscal year, the Company reported a net loss from continuing operations of $(137.7) million, or $(3.57) per share.

•	Total revenue: $232.4 million, compared to $500.7 million in the first quarter of the prior year.

•	Home closings: 938 homes, a decrease of 53.2% from 2,006 homes in the first quarter of the prior year.

•	New orders: 545 homes, a decrease of 56.5% from 1,252 in the first quarter of the prior year.
As of December 31, 2008
•	Cash and cash equivalents: $436.9 million, compared to $584.3 million at September 30, 2008 and $236.5 million at December 31, 2007.

•	Backlog: 965 homes with a sales value of $227.2 million compared to 2,231 homes with a sales value of $605.2 million as of December 31, 2007.

•	Subsequent to December 31, 2008, the Company received cash tax refunds of approximately $168 million.
“The housing industry continues to face the most difficult business conditions in many decades,” said Ian J. McCarthy, President and Chief Executive Officer. “During our first fiscal quarter, this challenging environment was greatly exacerbated by continued significant weakening in the overall economy, characterized by rising unemployment, low levels of consumer confidence and ongoing disruptions in the financial and credit markets, all of which negatively impacted buyer demand for new homes. Against this backdrop, we continue to adapt to the reality of lower home closing volumes by further reducing our cost structure. Combined with our disciplined focus on generating and maintaining liquidity, we believe these actions will help us weather this unprecedented housing environment.”

Quarter Ended December 31, 2008
Homebuilding revenues declined 53.1% for the quarter ended December 31, 2008, due to a 53.2% decline in home closings. The average selling price of homes closed during the quarter was generally flat compared to the same period of the prior year. This was due to changes in both product and geographic mix year-over-year as housing prices fell during the past year and continued to exhibit weakness during the quarter. Home closings declined in all segments, with the most significant declines in the East, Southeast and Other Homebuilding segments. Net new home orders totaled 545 for the quarter, a decrease of 56.5% from 1,252 net orders in the first quarter of the prior fiscal year. Net orders declined 49.4% in markets where the Company maintains a presence and 93.9% in markets the Company had previously announced it was exiting. The cancellation rate for the first quarter was 45.6%, compared to 46.6% for the same period in the prior year.
Overall, margins continued to be negatively impacted by weak market conditions. However, gross margin for the first fiscal quarter was 5.9%, compared to a gross loss of 20.8% for the comparable period of the prior year, as a result of lower non-cash pre-tax inventory impairments and option contract abandonment charges of $12.7 million in the first quarter, compared to $168.5 million in the first quarter of the prior year. In light of the significant turmoil in the general economy and the financial markets in particular and a general hesitancy by consumers to make home purchase decisions during the first quarter, the Company did not pursue a strategy of offering additional sales incentives or sales price reductions in order to generate additional sales on the belief that such a strategy would not significantly improve the level of new home orders for the first fiscal quarter. The Company may resume offering additional sales incentives or sales price reductions in response to various factors including competitive market conditions. It is possible that future changes in sales prices and absorptions could lead to additional impairments and that the level of reduced inventory impairments for the first quarter may not be indicative of future levels of impairments.
The Company continued to reduce its overhead cost structure. As of December 31, 2008, total headcount was reduced by 32% compared to December 31, 2007 and by over 70% compared to the peak level in fiscal 2006. Subsequent to the end of the first quarter, headcount was further reduced by approximately 300 employees.
The Company also incurred a pretax charge of $1.3 million to recognize impairments in joint ventures, and recorded a pre-tax $16.1 million goodwill impairment charge related to the Company’s goodwill in its reporting units in Houston, Maryland and Nashville. As of December 31, 2008, the Company had no remaining goodwill recorded on the balance sheet.
The Company controlled 36,642 lots at December 31, 2008 (75% owned and 25% controlled under options), reflecting reductions of approximately 8% and 37% from levels as of September 30, 2008 and December 31, 2007, respectively. As of December 31, 2008, unsold finished homes totaled 503, a decline of approximately 26% from the level a year ago. The Company continued to substantially reduce its land and land development spending, which totaled $59.1 million in the first fiscal quarter, compared to $108.4 million for the same period in the prior year. The land and land development expenditure for the first quarter of this fiscal year included approximately $20 million related to the renegotiation of several land banking arrangements resulting in land purchases at a discount to previously contracted prices. Together with approximately $10 million in purchases in the fourth quarter of fiscal 2008, and $20 million of purchases to be concluded during the second quarter of this fiscal year, the Company will have satisfied its obligations under these arrangements.

With respect to the Company’s cash position, at December 31, 2008, the Company had cash and cash equivalents of $436.9 million, compared to $584.3 million at September 30, 2008 and $236.5 million at December 31, 2007. The Company had no cash borrowings under its secured revolving credit facility as of December 31, 2008, and has no current plans that would require cash borrowings. As of December 31, 2008, the Company had restricted approximately $19 million in cash to sufficiently collateralize outstanding letters of credit under the Company’s secured revolving credit facility. Subsequent to December 31, 2008, the Company received cash tax refunds of approximately $168 million.
Conference Call
The Company will hold a conference call today, February 9, 2009, at 11:00 AM ET to discuss these results and take questions. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 877-601-3546 or 212-547-0388. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-369-3622 or 203-369-0242 and enter the passcode “3740”. (available until 5:00 pm ET on February 13, 2009), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation and other state and federal agency investigations, the putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings; (ii) additional asset impairment charges or writedowns; (iii) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (iv) continued or increased downturn in the homebuilding industry; (v) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vi) our ability to maintain the listing of our common stock on the New York Stock Exchange, (vii) continued or increased disruption in the availability of mortgage financing; (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (ix) potential inability to comply with covenants in our debt agreements; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) shortages of or increased prices for labor, land or raw materials used in housing production; (xii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiii) the performance of our joint ventures and our joint venture partners; (xiv) the impact of construction defect and home warranty claims and the cost and availability of insurance, including the availability of insurance for the presence of moisture intrusion; (xv) delays in land development or home construction resulting from adverse weather conditions; (xvi) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xvii) effects of changes in accounting policies, standards, guidelines or principles; or (xviii) terrorist acts, acts of war and other factors over which the Company has little or no control.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
Leslie H. Kratcoski
Vice President,
Investor Relations & Corporate Communications
770-829-3700
lkratcos@beazer.com
-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended
	December 31,
	2008	2007
INCOME STATEMENT
Total revenue	$232,364	$500,654
Home construction and land sales expenses	205,846	436,316
Inventory impairments and option contract abandonments	12,709	168,512

Gross profit (loss)	13,809	(104,174)

Selling, general and administrative expenses	56,209	88,162
Depreciation & amortization	3,783	5,978
Goodwill impairment	16,143	—

Operating loss	(62,326)	(198,314)

Equity in loss of unconsolidated joint ventures	(1,413)	(16,140)
Other expense, net	(18,279)	(2,849)

Loss from continuing operations before income taxes	(82,018)	(217,303)
Benefit from income taxes	(1,963)	(79,642)

Loss from continuing operations	$(80,055)	$(137,661)
Loss from discontinued operations, net of tax	$(220)	$(575)

Net loss	$(80,275)	$(138,236)

Loss per common share from continuing operations:
Basic	$(2.08)	$(3.57)

Diluted	$(2.08)	$(3.57)

Loss per common share from discontinued operations:
Basic	$—	$(0.02)

Diluted	$—	$(0.02)

Loss per common share:
Basic	$(2.08)	$(3.59)

Diluted	$(2.08)	$(3.59)

Weighted average shares outstanding, in thousands:
Basic	38,593	38,539
Diluted	38,593	38,539

BEAZER HOMES USA, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

CONSOLIDATED BALANCE SHEETS	December 31,	September 30,
	2008	2008
Assets
Cash and cash equivalents	$436,856	$584,335
Restricted cash	18,987	297
Accounts receivable, net	31,545	46,555
Income tax receivable	173,152	173,500
Inventory
Owned inventory	1,511,139	1,545,006
Consolidated inventory not owned	75,759	106,655

Total inventory	1,586,898	1,651,661
Investments in unconsolidated joint ventures	33,340	33,065
Deferred tax assets, net	20,072	20,216
Property, plant and equipment, net	37,853	39,822
Goodwill	—	16,143
Other assets	69,122	76,206

Total assets	$2,407,825	$2,641,799

Liabilities and Stockholders’ Equity
Trade accounts payable	$54,184	$90,371
Other liabilities	271,077	358,592
Obligations related to consolidated inventory not owned	48,133	70,608
Senior Notes (net of discounts of $2,448 and $2,565 respectively)	1,522,552	1,522,435
Junior subordinated notes	103,093	103,093
Other secured notes payable	51,406	50,618
Model home financing obligations	59,238	71,231

Total liabilities	2,109,683	2,266,948

Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 80,000,000 shares authorized, 42,630,541 and 42,612,801 issued and 39,280,609 and 39,270,038 outstanding, respectively)	43	43
Paid-in capital	560,489	556,910
Retained earnings (acccumulated deficit)	(78,430)	1,845
Treasury stock, at cost (3,349,932 and 3,342,763 shares, respectively)	(183,960)	(183,947)

Total stockholders’ equity	298,142	374,851

Total liabilities and stockholders’ equity	$2,407,825	$2,641,799

Inventory Breakdown
Homes under construction	$295,909	$338,971
Development projects in progress	622,118	618,252
Land held for future development	418,437	407,320
Land held for sale	82,966	85,736
Model homes	91,709	94,727
Consolidated inventory not owned	75,759	106,655

	$1,586,898	$1,651,661

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)
OPERATING DATA

	Quarter Ended
	December 31,
SELECTED OPERATING DATA	2008	2007

Closings:
West region	439	604
East region	271	675
Southeast region	180	454
Other homebuilding	48	273

Total closings	938	2,006

New orders, net of cancellations:
West region	253	455
East region	201	313
Southeast region	79	286
Other homebuilding	12	198

Total new orders	545	1,252

Backlog units at end of period:
West region	341	656
East region	415	955
Southeast region	205	322
Other homebuilding	4	298

Total backlog units	965	2,231

Dollar value of backlog at end of period	$227,241	$605,177

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA — CONTINUING OPERATIONS
(Dollars in thousands)

	Quarter Ended
	December 31,
SUPPLEMENTAL FINANCIAL DATA - CONT OPS	2008	2007

Revenues
Homebuilding operations	$230,411	$491,787
Land and lot sales	1,465	7,565
Financial Services	488	1,302

Total revenues	$232,364	$500,654

Gross profit (loss)
Homebuilding operations	$13,108	(107,755)
Land and lot sales	213	2,279
Financial Services	488	1,302

Total gross profit (loss)	$13,809	$(104,174)

Selling, general and administrative
Homebuilding operations	55,717	$87,487
Financial Services	492	675

Total selling, general and administrative	$56,209	$88,162

SELECTED SEGMENT INFORMATION — CONT OPS
Revenue:
West region	$103,417	$153,594
East region	73,191	172,847
Southeast region	41,073	107,778
Other homebuilding	14,195	65,133
Financial services	488	1,302

Total revenue	$232,364	$500,654

Operating (loss) income
West region	$(6,246)	$(50,751)
East region	(3,424)	(22,001)
Southeast region	(1,945)	(27,521)
Other homebuilding	(866)	(44,617)
Financial services	(12)	620

Segment operating loss	(12,493)	(144,270)
Corporate and unallocated	(49,833)	(54,044)

Total operating loss	$(62,326)	$(198,314)